UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2026

GMR Solutions Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-43289	47-3615769
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Hwy 121, Suite 700,
Lewisville, TX 75056
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 459-4919

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	GMRS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors; Director Compensation

On July 1, 2026, each of Dr. Amar Desai and Ellen Zane were appointed to the Board of Directors (the “Board”) of GMR Solutions Inc. (the “Company”), effective immediately. The Board has determined that each of Dr. Desai and Ms. Zane qualifies as “independent” in accordance with the rules of the New York Stock Exchange. The Company’s Amended and Restated Certificate of Incorporation provides for a classified Board. Ms. Zane will serve as a Class II director with a term expiring at the Company’s 2028 annual meeting of stockholders and Dr. Desai will serve as a Class III director with a term expiring at the Company’s 2029 annual meeting of stockholders.

Dr. Desai previously served as the President of Optum Integrated Care at Optum, a national, comprehensive and patient-centered care organization, from August 2025 to March 2026. Prior to that, Dr. Desai served as Chief Executive Officer, Optum Health at UnitedHealth Group from July 2023 through August 2025. Dr. Desai first joined Optum in 2019 when he served as President, HealthCare Partners, and later became President and CEO of Optum Pacific West and Optum California until 2022. Prior to rejoining Optum, he served as President, Health Care Delivery of CVS Health from 2022 to 2023. Previously, Dr. Desai served as a senior executive at DaVita, a global leader in dialysis care, from 2016 to 2019 and from 2010 to 2014, and as Chief Executive Officer of University of Southern California (“USC”) Care, the faculty practice plan, community network and ambulatory health system of Keck Medicine of USC, from 2014 to 2016. Earlier in his career, Dr. Desai served as an engagement manager at McKinsey & Company. Dr. Desai earned his bachelor’s and medical degrees from Brown University, and his master’s in public health from Harvard T.H. Chan School of Public Health. He has previously served as associate clinical professor of medicine at Keck School of Medicine at USC and held faculty appointments at Stanford School of Medicine and the David Geffen School of Medicine at UCLA.

Ms. Zane is CEO Emeritus at Tufts Medical Center, Founding Chair at Tufts Medicine and an Adjunct Assistant Professor of Health Policy and Management at Harvard T.H. Chan School of Public Health. Ms. Zane previously served as President and Chief Executive Officer of Tufts Medical Center from 2004 to 2011 when she retired from this role. Prior to this, Ms. Zane served as Network President for Mass General Brigham (formerly Partners Healthcare System), a physician/hospital network sponsored by the Harvard-affiliated Massachusetts General Hospital and Brigham and Women’s Hospital. Ms. Zane also previously served as Chief Executive Officer of Quincy Hospital in Quincy, Massachusetts. Ms. Zane currently is a director of several privately held companies, including Perspectum Solutions, a health solutions and imaging company, Savista, a healthcare revenue cycle management company and AgNovos Healthcare, LLC, a medical device company focused on bone health. Ms. Zane is currently a director of Boston Scientific, Haemonetics Corporation and Synchrony Financial and previously served as a director of Azenta, Inc., Century Capital Management, Parexel International Corporation, Lincare Holdings Inc., Press Ganey Holdings and Fiduciary Trust Company. Ms. Zane has received Honorary Degrees from Curry College, Stonehill College, Bentley University, University of Massachusetts-Dartmouth and the Mass General Brigham University of Health Professions. Ms. Zane received an MA in audiology and speech-language pathology from Catholic University of America and a BA from George Washington University.

There are no arrangements or understandings between each of Dr. Desai and Ms. Zane and any other person pursuant to which he or she, as applicable, was appointed as a director of the Company. There are no transactions in which either Dr. Desai or Ms. Zane has an interest requiring disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Dr. Desai will also serve on the Nominating, Corporate Governance and Compliance Committee of the Board and Ms. Zane will serve as chair of the Human Capital and Compensation Committee of the Board.

In connection with their appointment to the Board, on July 1, 2026, the Company granted to each of Dr. Desai and Ms. Zane an award of 9,972 restricted stock units (“RSUs”) under the GMR Solutions Inc. 2026 Equity Incentive Plan (the “Plan”), which RSUs will vest on the first anniversary of the date of their appointment (or, if earlier, upon the occurrence of a Change in Control (as defined in the Plan) or a termination due to death or Disability (as defined in the Plan)).

Item 7.01	Regulation FD Disclosure.

In connection with the foregoing director appointments, the Company issued a press release on July 8, 2026. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of GMR Solutions Inc. dated July 8, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

GMR Solutions Inc.

Date: July 8, 2026
	By:	/s/ Thomas Cook
	Name:	Thomas Cook
	Title:	Executive Vice President, General Counsel and Secretary

4